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Exhibit 5.1

[Baker & Hostetler LLP Letterhead]

March 22, 2004

Digital Angel Corporation
490 Villaume Avenue
South St. Paul, MN 55075

Gentlemen:

        We have acted as counsel to Digital Angel Corporation, a Delaware corporation (the "Company"), in connection with the Company's Amendment No. 2 to its Registration Statement on Form S-3 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Act") relating to the registration of 500,001 shares of common stock, par value $0.005 per share (the "Common Shares"), of the Company, which have been included in the Registration Statement for the account of the persons identified in the Registration Statement as the selling stockholders.

        In connection with the foregoing, we have examined: (a) the Articles of Incorporation of the Company, as amended, (b) the Bylaws of the Company, as amended, and (c) such records of the corporate proceedings of the Company and such other documents as we deemed necessary to render this opinion.

        Based on such examination, we are of the opinion that the Common Shares subject to acquisition upon exercise of the Stock Purchase Warrants identified in the Registration Statement (the "Warrants"), when paid for and issued in accordance with the Warrants, will be legally issued, fully paid and nonassessable.

        We hereby consent to the use of this Opinion as Exhibit 5.1 to the Registration Statement and the reference to our firm in Item 5 of Part II of the Registration Statement.

                      Very truly yours,

                      /s/ Baker & Hostetler LLP

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  Exhibit 5.1